EXHIBIT 4.1

IRON MOUNTAIN INCORPORATED

7¼% SENIOR SUBORDINATED NOTES DUE 2014

INDENTURE

Dated as of January 22, 2004.

THE BANK OF NEW YORK,

as Trustee

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EXHIBITS

The following Exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibit A	Form of Global Note
Exhibit B	Form of Definitive Note
Exhibit C	Form of Certificate
Exhibit D	Form of Certificate
Exhibit E	Form of Supplemental Indenture

IRON MOUNTAIN INCORPORATED

Reconciliation and tie between Trust Indenture Act of 1939 and

Indenture, dated as of January 22, 2004

§ 310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	7.10
(b)	7.10
§ 310(c)	Not Applicable
§ 311(a)	7.11
(b)	7.11
(c)	Not Applicable
§ 312(a)	2.6
(b)	10.3
(c)	10.3
§ 313(a)	7.6
(b)(1)	7.6
(b)(2)	7.6
(c)	10.2
(c)(1)	7.6
(c)(2)	7.6
(c)(3)	7.6
(d)	7.6
§ 314(a)	4.2, 4.3, 10.5
(b)	Not Applicable
(c)(1)	10.4
(c)(2)	10.4
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	10.5
(f)	Not Applicable
§ 315(a)	7.1(b)
(b)	7.5
(c)	7.1
(d)	7.1
(e)	6.14
§ 316(a)	2.10
(a)(1)(A)	6.12
(a)(1)(B)	6.13
(b)	6.8
§ 316(c)	2.14
§ 317(a)(1)	6.3
(a)(2)	6.4
(b)	2.5
§ 318(a)	10.1
(b)	Not Applicable
(c)	Not Applicable

Note: This reconciliation and tie shall not, for any purpose, be deemed to be part of the Indenture.

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Senior Subordinated Indenture dated as of January 22, 2004 among Iron Mountain Incorporated, a Pennsylvania corporation (“Company”), the guarantors party hereto and The Bank of New York, a New York banking corporation, as Trustee (“Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes issued under this Indenture.

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1     Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)           Indebtedness encumbering any asset acquired by such specified Person.

“Acquisition EBITDA” means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of:

(1)           EBITDA of such Acquisition EBITDA Entity for its last fiscal quarter for which financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EBITDA Entity consummated during the period covered by, or after the date of, such quarterly financial statements), multiplied by four (or if such quarterly statements are not available, EBITDA for the most recent fiscal year for which financial statements are available), plus

(2)           projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers’ Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

“Acquisition EBITDA Entity” means, as of any date of determination, a business or Person:

(1)           which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which financial results on a consolidated basis with the Company have not been made available for an entire fiscal quarter; or

(2)           which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of Section 4.9 hereof.

“Adjusted EBITDA” means, as of any date of determination and without duplication, the sum of:

(1)           EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available at such date of determination, multiplied by four; and

(2)           Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction, (i) the numerator of which is three minus the number of months (and/or any portion thereof) in such most recent fiscal quarter for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (1) above, and (ii) the denominator of which is three. The effects of unusual items, including merger-related expenses permitted to be shown as a separate line item on a statement of operations in accordance with GAAP, or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

“Agent” means any Registrar, Paying Agent or Service Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of either Depositary that apply to such transfer or exchange.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, as of the time of determination, the greater of:

(1)           the fair market value of the property subject to such arrangement (as determined by the Board of Directors of the Company); and

(2)           the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining terms of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Board of Directors” means the Board of Directors of the Company or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“Book-Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book-entry form by a Depositary.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or at a place of payment on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Cash Equivalents” means:

(1)           securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the U.S. Government or any agency thereof;

(2)           securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by a member state of the European Union and denominated in pounds sterling or euros;

(3)           certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

(4)           commercial paper of an issuer rated at least A-2 by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or P-2 by Moody’s Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

(5)           money market accounts or funds with or issued by Qualified Issuers; and

(6)           Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

(1)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company;

(2)           the Company consolidates with, or merges with or into, another Person (as defined below) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or (B) cash, securities and other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment as described under Section 4.8 hereof and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person;

(3)           during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

(4)           the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Consolidation, Merger and Sale of Assets.”

“Clearstream Banking” means Clearstream Banking, société anonyme.

“Common Depositary” means The Bank of New York.

“Company” means the party named as such above until a successor replaces it and thereafter means the successor.

“Company Order” means a written order signed in the name of the Company by two Officers.

“Consolidated Adjusted Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1)           any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)           any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)           the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period; and

(4)           the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1)           the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

(i)	amortization of debt discount;
(ii)	the net cost of interest rate contracts (including amortization of discounts);
(iii)	the interest portion of any deferred payment obligation;
(iv)	amortization of debt issuance costs; and
(v)	the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries; plus

(2)           all interest on any Indebtedness of any other Person guaranteed and paid by the Company or any of its Restricted Subsidiaries; provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including without limitation any minority interest) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge to the extent that it requires an accrual of or reserve for cash charges for any future period).

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, Floor 21 West, New York, New York 10286, Attention: Global Finance Unit, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors party thereto.

“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of March 15, 2002, as amended, among the Company, Canada Company, the lenders party thereto and the Credit Agent, as amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced or refinanced from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means any Note registered in the Register, substantially in the form attached as Exhibit B hereto.

“Depositary” means any of Euroclear, Clearstream Banking and their respective nominees and successors, acting through itself or the Common Depositary.

“Designated Senior Debt” means:

(1)           Senior Bank Debt; and

(2)           other Senior Debt the principal amount of which is $50.0 million or more at the date of designation by the Company in a written instrument delivered to the Trustee.

Senior Debt designated as Designated Senior Debt pursuant to clause (2) shall cease to be Designated Senior Debt at any time that the aggregate principal amount thereof outstanding is $10.0 million or less.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means for any period Consolidated Adjusted Net Income for such period increased by:

(1)           Consolidated Interest Expense for such period; plus

(2)           Consolidated Income Tax Expense for such period; plus

(3)           Consolidated Non-Cash Charges for such period.

“ECU” means the European Currency Unit as determined by the Commission of the European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Proceeds” means:

(1)           with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash Dollars, the aggregate amount of such cash Dollars; and

(2)           with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“European Union” means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the U.K., but not including any country which becomes a member of the European Union after the date of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Restricted Subsidiary” means any Restricted Subsidiary organized under the laws of a jurisdiction other than the U.S. (as defined in Regulation S under the Securities Act) and that has not delivered a Subsidiary Guarantee.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Existing Senior Subordinated Notes” means the 6?% Notes, the 8?% Notes, the 8¼% Notes, the 8¾% Notes, the 8?% Notes and the 9?% Notes.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Gilt Rate” means, as of any redemption date, the yield to maturity as of such redemption date of U.K. government securities with fixed maturity (as compiled by the Office for National Statistics and published in the most recent financial statistics that have become publicly available at least two business days in London prior to such redemption date (or, if such financial statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2009; provided, however, that if the period from such redemption date to April 15, 2009 is less than one year, the weekly average yield on actually traded U.K. government securities adjusted to a fixed maturity of one year shall be used.

“Global Note(s)” means one or more registered Global Notes, without coupons, substantially in the form of Exhibit A attached hereto.

“Government Securities” means direct obligations of, or obligations guaranteed by, the U.S. or the U.K. for the payment of which guarantee or obligations the full faith and credit of the U.S. or the U.K. is pledged.

“Guarantee” means, as applied to any obligation:

(1)           a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(2)           an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)           interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)           other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means a Person in whose name a Note is registered or the holder of a Definitive Note.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

(1)           every obligation of such Person for money borrowed;

(2)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(4)           every obligation of such Person issued or assumed as the deferred purchase price of property or services;

(5)           every Capital Lease Obligation and every obligation of such Person in respect of Sale and Leaseback Transactions that would be required to be capitalized on the balance sheet in accordance with GAAP;

(6)           all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price);

(7)           all obligations of such Person under or with respect to Hedging Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP; and

(8)           every obligation of the type referred to in clauses (1) through (7) of another Person and dividends of another Person the payment of which, in either case, such Person has guaranteed.

For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

“Indenture” means this Indenture as amended and supplemented from time to time and shall include the form of Notes established as contemplated hereunder and any related supplemental indenture.

“Indirect Participant” means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

“Initial Notes” means the first £150,000,000 aggregate principal amount of Notes issued under this Indenture on the date of this Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Leverage Ratio” means, at any date, the ratio of:

(1)           the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, to

(2)           Adjusted EBITDA, after giving pro forma effect, without duplication, to

(i)            the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

(ii)           if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

(iii)          the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

“Make-Whole Amount” means, with respect to any note, an amount equal to the excess, if any, of:

(1)           the present value of the remaining principal, premium and interest payments that would be payable with respect to such note if such note were redeemed on April 15, 2009, computed using a discount rate equal to the Gilt Rate plus 75 basis points, over

(2)           the outstanding principal amount of such note.

“Make-Whole Price” means, with respect to any note, the greater of:

(1)           the sum of the principal amount of and Make-Whole Amount with respect to such note; and

(2)           the redemption price of such note on April 15, 2009.

“Market Price” means:

(1)           with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the board of directors; and

(2)           with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation.

The closing price for each day shall be:

(1)           if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq National Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days); or

(2)           if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the board of directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the board of directors.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of:

(1)           the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition, over

(2)           the sum of:

(i)            the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof; plus

(ii)           the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company; plus

(iii)          provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof; plus

(iv)          if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

“Notes” means the Company’s 7¼% Senior Subordinated Notes due 2014 issued hereunder. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice-President, the Treasurer, the Controller, the Secretary, any Assistant Treasurer or any Assistant Secretary of any Person.

“Officers’ Certificate” means a certificate signed, unless otherwise specified, by any two of the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Financial Officer, the Controller or an Executive Vice President of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Participant” means a Person who has an account with Euroclear or Clearstream Banking.

“Permitted Investments” means:

(1)           any Investments in the Company or in a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company, including without limitation the Guarantee of Indebtedness permitted under Section 4.9 hereof;

(2)           any Investments in Cash Equivalents;

(3)           Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment;

(i)            such Person becomes a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company; or

(ii)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company;

(4)           Investments in assets (including accounts and notes receivable) owned or used in the ordinary course of business;

(5)           Investments for any purpose related to the Company’s records and information management business (including, without limitation, the Company’s confidential destruction and fulfillment businesses) in an aggregate outstanding amount not to exceed $10.0 million; and

(6)           Investments by the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) in one or more Excluded Restricted Subsidiaries, the aggregate outstanding amount of which does not exceed 15% of the consolidated assets of the Company and its Restricted Subsidiaries.

“Permitted Liens” means:

(1)           Liens existing as of the date of issuance of the Notes;

(2)           Liens on property or assets of the Company or any Restricted Subsidiary securing Senior Debt;

(3)           Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

(4)           Liens securing the Notes or the Guarantees;

(5)           any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction so long as the Indebtedness, if any, secured by such Lien does not exceed the principal amount of Indebtedness permitted under Section 4.9 hereof;

(6)           Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Debt;

(7)           Liens securing Hedging Obligations permitted to be incurred pursuant to clause (7) of Section 4.9 hereof;

(8)           Liens arising from purchase money mortgages and purchase money security interests, or in respect of the construction of property or assets, incurred in the ordinary course of the business of the Company or a Restricted Subsidiary; provided that (i) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness is created within 60 days of such acquisition or construction;

(9)           statutory Liens or landlords’ and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(10)         Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

(11)         Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

(12)         easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(13)         Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(14)         Liens arising under options or agreements to sell assets;

(15)         other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $10.0 million in the aggregate at any one time outstanding; and

(16)         any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (15); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or any government or any agency or political subdivision thereof.

“principal” of a Note means the principal of the Note plus, when appropriate, the premium, if any, on, and any Additional Amounts in respect of, the Note.

“Principal Stockholders” means each of Vincent J. Ryan, Schooner Capital LLC, C. Richard Reese, Kent P. Dauten, B. Thomas Golisano and their respective Affiliates.

“Qualified Equity Offering” means an offering of Capital Stock, other than Disqualified Stock, of the Company for cash, whether registered or exempt from registration under the Securities Act of 1933, as amended.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Issuer” means:

(1)	any lender party to the Credit Agreement; or
(2)	any commercial bank:
(i) which has capital and surplus in excess of $500,000,000; and
(ii)

the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc. or at least P-2 by Moody’s Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Qualifying Sale and Leaseback Transaction” means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Indenture.

“Redemption Date” means, when used with respect to any Note to be redeemed pursuant to this Indenture, the date fixed for such redemption.

“Refinancing Indebtedness” means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that:

(1)           the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith);

(2)           such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the notes;

(3)           to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded;

(4)           to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the notes, such Refinancing Indebtedness shall be subordinated in right of payment to the notes and to the extent such Refinancing Indebtedness refinances notes or Indebtedness pari passu with the notes, such Refinancing Indebtedness shall be pari passu with or subordinated in right of payment to the notes, in each case on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and

(5)           with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Definitive Note” means a Definitive Note bearing the Regulation S Legend.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Representative” means, for purposes of Article 13, the Credit Agent or other agent, trustee or representative for any Senior Debt of the Company or a Guarantor, as the case may be.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing either the 144A Legend or the Regulation S Legend.

“Restricted Subsidiary” means:

(1)           each direct or indirect Subsidiary of the Company existing on the date of the Indenture (other than Iron Mountain (Netherlands) B.V. and its subsidiaries (including Iron Mountain Europe Limited), Iron Mountain Cayman Ltd. and its subsidiaries, Iron Mountain Mexico, S.A. de R.L. de C.V. and its subsidiaries, Mountain West Palm Real Estate, Inc., Iron Mountain Assurance Corporation and Upper Providence Venture I, L.P.); and

(2)           any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture (including an Excluded Restricted Subsidiary),

which, in the case of (1) or (2), is not designated by the board of directors as an “Unrestricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Bank Debt” means all Obligations outstanding under or in connection with the Credit Agreement (including Guarantees of such Obligations by Subsidiaries of the Company).

“Senior Debt” means:

(1)           the Senior Bank Debt; and

(2)           any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is:

(i)	on a parity with or subordinated in right of payment to the notes; or

(ii)           subordinated to Senior Debt on terms substantially similar to those of the notes.

Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

(1)           any liability for federal, state, local or other taxes owed or owing by the Company;

(2)           any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

(3)           any trade payables; or

(4)           any Indebtedness that is incurred in violation of the Indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause (4) if, in the case of any obligations under the Credit Agreement, the holders of such obligations or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Stated Maturity” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Subsidiary Guarantee” means a Guarantee of a Guarantor pursuant to Article XII hereof.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest related thereto).

“Taxes” and “Taxation” shall be construed to have corresponding meanings.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear either the 144A Legend or the Regulation S Legend.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary in accordance with Section 4.15 hereof; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

“144A Definitive Note” means a Definitive Note bearing the 144A Legend.

“144A Global Note” means the Global Note bearing the 144A Legend that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“1996 Indenture Date” means October 1, 1996.

“1999 Indenture Date” means April 26, 1999.

“6 5/8% Notes” means the Company’s 6 5/8% Senior Subordinated Notes due 2016 issued pursuant to the Indenture dated June 20, 2003, by and among the Company, certain of its subsidiaries and The Bank of New York, as trustee.

“8 1/8% Notes” means Canada Company’s 8 1/8% Senior Notes due 2008 issued pursuant to the Indenture dated as of April 7, 1998, by and among Iron Mountain Canada Corporation, as issuer, the Company and The Bank of New York, as trustee.

“8 1/4% Notes” means the Company’s 8 1/4% Senior Subordinated Notes due 2011 issued pursuant to the Indenture dated April 26, 1999, by and among the Company, certain of its subsidiaries and The Bank of New York, as trustee.

“8 3/4% Notes” means the Company’s Senior Subordinated Notes due 2009 issued pursuant to the Indenture dated October 24, 1997, by and among the Company, certain of its subsidiaries and The Bank of New York, as trustee.

“8 5/8% Notes” means the Company’s Senior Subordinated Notes due 2013 issued pursuant to the Indenture dated April 3, 2001, by and among the Company, certain of its subsidiaries and The Bank of New York, as trustee.

“9 1/8% Notes” means the Company’s 9 1/8% Senior Subordinated Notes due 2007, issued pursuant to the Indenture dated as of July 7, 1997, by and between the Company, as issuer, and The Bank of New York, as trustee.

Section 1.2     Other Definitions.

TERM	DEFINED IN SECTION

“Additional Amounts”	4.19

“Additional Notes”	2.1
“Bankruptcy Law”	6.1
“Benefited Party”	12.1
“Code”	4.19
“Covenant Defeasance”	8.3
“Custodian”	6.1
“Event of Default”	6.1
“Guarantor”	12.1
“Judgment Currency”	10.15
“Legal Defeasance”	8.2
“Legal Holiday”	10.7
“Luxembourg Paying Agent”	2.4
“New York Paying Agent”	2.4
“Non-Monetary Default”	13.3
“Paying Agent”	2.4
“Payment Blockage Notice”	13.3
“Payment Default”	13.3
“Principal Paying Agent”	2.4
“Registrar”	2.4
“Required Currency”	10.15
“Service Agent”	2.4
“Successor Person”	5.1
“Tax Authority”	4.19
“Tax Redemption Date”	3.10
“UK Agent”	2.4

Section 1.3     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and the Subsidiary Guarantees, if any.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Guarantors, if any, and any successor obligor upon the Notes or any Subsidiary Guarantee, as the case may be.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein are used herein as so defined.

Section 1.4     Rules of Construction.

Unless the context otherwise requires:

(a)      a term has the meaning assigned to it;

(b)      an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)      “or” is not exclusive;

(d)      words in the singular include the plural, and in the plural include the singular;

(e)      provisions apply to successive events and transactions; and

(f)      references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II.

THE NOTES

Section 2.1     Form and Dating.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(a)        General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of £75,000 and integral multiples of £1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of the Indenture (or in the case of any Guarantor that becomes such after the date hereof, a supplemental indenture pursuant to Section 4.14 hereof), expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b)      Global Notes. Notes shall be issued initially in the form of the Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary at its New York office, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Service Agent, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.4 hereof.

(c)        Book-Entry Provisions. This Section 2.1(c) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Service Agent.

Agent Members shall have no rights either under the Indenture with respect to any Global Notes held on their behalf by the Depositary or by the Service Agent or under such Global Notes, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Notes for all purposes whatsoever.

(d)       Definitive Notes. Notes issued in certificated form shall be substantially in the form of Exhibit B attached hereto. Except as provided in Section 2.7, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(e)        Additional Notes. Subject to the restrictions contained in Section 4.9 hereof, from time to time after the date of this Indenture, the Company may issue additional Notes (“Additional Notes”) under this Indenture. Any Additional Notes issued as provided for herein shall be treated as a single class and as part of the same series as the Initial Notes for all purposes under this Indenture.

Section 2.2     Intentionally Omitted.

Section 2.3     Execution and Authentication.

Two Officers shall sign the Notes for the Company by manual or facsimile signature. An Officer of each Guarantor shall sign the Subsidiary Guarantee for the Guarantor by manual or facsimile signature.

If an Officer whose signature is on a Note or Subsidiary Guarantee no longer holds that office at the time the Note is authenticated, the Note or Subsidiary Guarantee shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate Notes on the date of this Indenture in an aggregate principal amount of £150,000,000, upon receipt by the Trustee of a Company Order. The Trustee shall authenticate Additional Notes upon receipt of a Company Order relating thereto.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate.

Section 2.4     Appointment of Agents.

The Company shall maintain (i) an office or agency in the City of New York, State of New York where Definitive Notes may be presented for registration of transfer or for exchange; (ii) an office or agency in the City of London, England where Notes may be presented for payment; (iii) an office or agency in the Borough of Manhattan, the City of New York, State of New York where Notes may be presented for payment; (iv) when and for so long as the Notes are listed on the Luxembourg Stock Exchange, an office or agency in Luxembourg where Definitive Notes may be presented for transfer or for exchange and for payment thereof; (v) an office or agency where notices and demands to or upon the Company and/or any Guarantor in respect of the Notes, the Subsidiary Guarantee and this Indenture may be served; and (vi) an office or agency in the location where the Common Depositary holds the Global Notes where annotation of increases and decreases of the principal amount of Global Notes shall be made. The office or agency referred to in clause (i) above shall be referred to as the “Registrar,” the office or agency referred to in clause (ii) above shall be referred to as the “Principal Paying Agent,” the office or agency referred to in clause (iii), shall be referred to as the “New York Paying Agent,” the office or agency referred to in clause (iv) shall be referred to as the “Luxembourg Paying Agent,” each office or agency referred to in clauses (i), (ii), (iii) and (iv) above shall be referred to as a “Paying Agent,” and the office or agency referred to in clause (vi) above shall be referred to as the “UK Agent.”

If the Notes are listed on the Luxembourg Stock Exchange, notice of a change of Paying Agent or Registrar shall be published in a newspaper having a general circulation in Luxembourg.

The Registrar shall keep a register (the “Register”) of the Holders of the Notes and of the transfer and exchange of Notes. Any notice to be given under this Indenture or under the Notes by the Trustee, the Company or any Guarantor to the Holders shall be mailed by first-class mail to each Holder of Notes at their address as it appears at the time of such mailing in the Register.

The Company hereby appoints The Bank of New York at One Canada Square, 48th Floor, London E14 5AL as the Principal Paying Agent and UK Agent with respect to the Notes, and The Bank of New York hereby accepts such appointment. The Company hereby appoints The Bank of New York at 101 Barclay Street, Floor 21 West, New York, NY 10286 as the New York Paying Agent and Registrar, and The Bank of New York hereby accepts such appointment. The Company hereby appoints The Bank of New York (Luxembourg) S.A., Aerogolf Centre, 1A, Hoehenhof, L-1736 Senningerberg, Grand Duchy of Luxembourg, as the Luxembourg Paying Agent, and The Bank of New York (Luxembourg) S.A. hereby accepts such appointment.

The Company may appoint one or more co-Registrars and one or more additional Paying Agents and the terms “Registrar” and “Paying Agent” shall include any such additional co-Registrar or Paying Agent, as applicable; provided, however, that in no event may the Company, any Guarantor or any of their Affiliates act as Paying Agent.

The Company shall notify the Trustee of the name and address of any Agent appointed after the date of this Indenture. If the Company fails to maintain the Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.7 hereof.

Section 2.5     Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust, for the benefit of the Holders or the Trustee, all money held by the Paying Agent for the payment of principal of or premium or Additional Amounts, if any, or interest on the Notes, and will notify the Trustee of any default by the Company or the Guarantors in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money delivered to the Trustee.

Section 2.6     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least ten days before each interest payment date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.7     Transfer and Exchange.

2.7.1  Transfer and Exchange of Global Notes.

(a)     The Global Notes cannot be transferred to any Person other than to another nominee of the Depositary or to a successor clearing agency or its nominee approved by the Company, the Guarantors and the Trustee.

(b)       At any time, all Global Notes will be exchanged by the Company for Definitive Notes (A) if each Depositary notifies the Company that it is unwilling or unable to act as a clearing system in respect of the Notes and a successor clearing system is not appointed by the Company within 120 days; (B) if either Depositary so requests following an Event of Default; (C) in whole, but not in part, at any time if the Company in its sole discretion determines that the Global Notes should be exchanged for Definitive Notes; or (D) if the owner of a Book-Entry Interest requests such exchange in writing delivered through either Depositary. Upon the occurrence of any of the preceding events, Definitive Notes shall be issued in the name or names and issued in any approved denominations, as the Depositary shall instruct the Company based on the instructions received by the Depositary from the holders of Book-Entry Interests.

(c)        Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.8 and Section 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.8 or Section 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note, other than as provided in this Section 2.7.1(a).

2.7.2  General Provisions Applicable to Transfers and Exchanges of the Notes. Transfers of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note) shall require compliance with this Section 2.7.2, as well as one or more of the other following subparagraphs of this Section 2.7, as applicable.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Principal Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Note, the Principal Paying Agent and the Registrar must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (ii) instructions containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorised in writing. In addition, in connection with a transfer or exchange of a Definitive Note for a Book-Entry Interest, the Principal Paying Agent must receive a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Principal Paying Agent or the Registrar, as specified in this Section 2.7, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.

2.7.3   Transfer of Book-Entry Interests in a Regulation S Global Note to Book-Entry Interests in a 144A Global Note. A Book-Entry Interest in the Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in the 144A Global Note only if the transfer complies with the requirements of Section 2.7.2 above and the Principal Paying Agent receives a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof.

Upon the receipt of such certificate and the orders and instructions required by Section 2.7.2, the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the UK Agent for endorsement and upon receipt thereof, decrease Schedule A to the applicable Regulation S Global Note and increase Schedule A to the 144A Global Note by the principal amount of such transfer, and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

2.7.4   Transfer of Book-Entry Interests in a 144A Global Note to Book-Entry Interests in a Regulation S Global Note. A Book-Entry Interest in the 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in the applicable Regulation S Global Note only if the transfer complies with the requirements of Section 2.7.2 above and the Principal Paying Agent receives a certificate from the holder of such Book-Entry Interest in the form of Exhibit C hereto, including the certifications in item (2) or (3) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.7.2, the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the UK Agent for endorsement and, upon receipt thereof, increase Schedule A to the applicable Regulation S Global Note and decrease Schedule A to the 144A Global Note by the principal amount of such transfer, and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

2.7.5   Transfer of Book-Entry Interests in Global Notes to Definitive Notes. To the extent permitted by the Depositary, a holder of a Book-Entry Interest in a Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Note if the transfer complies with the requirements of Section 2.7.2 above and:

(a)       in the case of a transfer by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.7.2;

(b)       in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note to a QIB in reliance on Rule 144A, the Principal Paying Agent shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(c)       in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Regulation S, the Principal Paying Agent shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

(d)       in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Rule 144, the Principal Paying Agent shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.7.2, the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the relevant Global Note to the UK Agent for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such transfer; (ii) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be debited in connection with such transfer; and (iii) deliver to the Registrar the instructions received by it that contain information regarding the Person in whose name Definitive Notes shall be registered to effect such transfer. The Registrar shall cause any Definitive Note issued in connection with a transfer pursuant to Section 2.7.5(b) to have the 144A Legend and, in the case of a transfer under Section 2.7.5(c), the Regulation S Legend.

The Company shall issue and, upon receipt of a Company Order in accordance with Section 2.3 hereof, the Trustee shall authenticate, one or more Definitive Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so transferred and in the names set forth in the instructions received by the Registrar.

2.7.6   Transfer of Definitive Notes to Book-Entry Interests in Global Notes. To the extent permitted by the Depositary, any Holder of a Definitive Note may transfer such Definitive Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note only if:

(a)        in the case of a transfer by a holder of a Regulation S Definitive Note to a person who takes delivery thereof in the form of a Book-Entry Interest in the Regulation S Global Note,

the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) or (3) thereof;

(b)       in the case of a transfer by a holder of Definitive Notes to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof; or

(c)       in the case of a transfer by a holder of a 144A Definitive Notes in reliance on Regulation S or Rule 144 under the Securities Act, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) or (3) thereof.

Upon satisfaction of the foregoing conditions, the Registrar shall (i) deliver the Definitive Notes to the Registrar for cancellation pursuant to Section 2.12 hereof; (ii) record such transfer on the Register; (iii) instruct the Common Depositary to deliver (A) in the case of a transfer pursuant to Section 2.7.6(a) or Section 2.7.6(c) above, the applicable Regulation S Global Note and (B) in the case of a transfer pursuant to Section 2.7.6(b), the applicable 144A Global Note; (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such transfer; and (v) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited in connection with such transfer.

2.7.7   Exchanges of Book-Entry Interests in Global Notes for Restricted Definitive Notes. A holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for a Restricted Definitive Note if the exchange or transfer complies with the requirements of Section 2.7.2 above and the Principal Paying Agent receives the following:

(a)       if the holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Regulation S Definitive Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in items 2(a) and 2(b) thereof;

(b)       if the holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a 144A Definitive Note, a certificate from such holder in the form of Exhibit D hereto including the certifications in item 2(a) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.7.2 the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the relevant Global Note to the UK Agent for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such exchange; (ii) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (iii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Notes shall be registered to effect such exchange. The Registrar shall cause all Definitive Notes issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.7.7 to bear the appropriate legend required by item 2(b) of Exhibit D hereto.

The Company shall issue and, upon receipt of a Company Order from the Company in accordance with Section 2.3 hereof, the Trustee shall authenticate, one or more Definitive Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and in the names set forth in the instructions received by the Registrar.

2.7.8   Exchanges of Book-Entry Interests in Global Notes for Unrestricted Definitive Notes. To the extent permitted by the Depositary, a holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for an Unrestricted Definitive Note only if the Principal Paying Agent receives the following:

(a)      if the holder of such Book-Entry Interest in a 144A Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item 1(a) thereof; or

(b)        if the holder of such Book-Entry Interest in a Regulation S Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item 1(b) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.7.2, the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the relevant Global Note to the UK Agent for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such exchange; (ii) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (iii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Notes shall be registered to effect such transfer.

The Company shall issue and, upon receipt of a Company Order from the Company in accordance with Section 2.3 hereof, the Trustee shall authenticate, one or more Definitive Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and in the names set forth in the instructions received by the Registrar. Any Definitive Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.7.8 shall not bear the 144A Legend or the Regulation S Legend.

2.7.9   Exchanges of Definitive Notes for Book-Entry Interests in Global Notes. Any Holder of a Restricted Definitive Note may exchange such Note for a Book-Entry Interest in a Global Note if such exchange complies with Section 2.7.2 above and the Registrar receives the following documentation:

(a)       if the Holder of a 144A Definitive Note proposes to exchange such Note for a Book-Entry Interest in a 144A Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item 2(a) thereof;

(b)      if the Holder of a 144A Definitive Note proposes to exchange such Note for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item 1(a) thereof;

(c)        if the Holder of a Regulation S Definitive Notes proposes to exchange such Notes for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item 2(a) and (b) thereof;

(d)       if the Holder of an Unrestricted Definitive Note proposes to exchange such Note for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item 2(a) thereof;

Upon satisfaction of the foregoing conditions, the Registrar shall (i) cancel such Note pursuant to Section 2.12 hereof; (ii) record such exchange on the Register; (iii) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such exchange; and (iv)

thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be credited in connection with such exchange.

2.7.10   Transfer of Restricted Definitive Notes for Definitive Notes. Any Holder of a Restricted Definitive Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Notes if the transfer complies with Section 2.7.2 above and the Registrar receives the following additional documentation:

(a)        in the case of a transfer by a holder of a 144A Definitive Note to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(b)      in the case of a transfer by a holder of a 144A Definitive Note in reliance on Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

(c)        in the case of a transfer by a holder of a 144A Definitive Note in reliance on Rule 144, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3) thereof.

Upon the receipt of any Definitive Note, the Registrar shall cancel such Note pursuant to Section 2.12 hereof and complete and deliver to the Company (i) in the case of a transfer pursuant to Section 2.7.10(a), a 144A Definitive Note; (ii) in the case of a transfer pursuant to Section 2.7.10(b), a Regulation S Definitive Note; and (iii) in the case of a transfer pursuant to Section 2.7.10(c), an Unrestricted Definitive Note. The Company shall execute and the Trustee shall authenticate and deliver such Definitive Note to such Person(s) as the Holder of the surrendered Definitive Note shall designate.

2.7.11   Transfer of Unrestricted Definitive Notes. Any Holder of an Unrestricted Definitive Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Notes if the transfer complies with Section 2.7.2 above.

2.7.12    Legends.

(a)       144A Legend. The following legend shall appear on the face of all 144A Notes issued under this Indenture, unless the Company determines otherwise in compliance with applicable law:

"THIS NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), AND THE NOTE EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE NOTE EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE NOTE EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) OUTSIDE THE UNITED STATES IN AN

OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE U.S. SECURITIES ACT OR (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (2) TO IRON MOUNTAIN INCORPORATED OR ANY SUBSIDIARY THEREOF OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTE EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

EACH PURCHASER OF THIS NOTE OR ANY INTEREST HEREIN AGREES THAT IT WILL DELIVER TO EACH PURCHASER OF THIS NOTE OR BOOK-ENTRY INTERESTS HEREIN A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND."

(b)       Regulation S Note Legend. The following legend shall appear on the face of all Regulation S Notes issued under this Indenture, unless the Company determines otherwise in compliance with applicable law:

"THIS NOTE AND ANY INTEREST HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE U.S. SECURITIES ACT AND ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION.

EACH PURCHASER OF THIS NOTE OR ANY INTEREST HEREIN AGREES THAT IT WILL DELIVER TO EACH PURCHASER OF THIS NOTE OR BOOK-ENTRY INTERESTS HEREIN A NOTICE SUBSTANTIALLY TO THE EFFECT THEREOF."

(c)      Intentionally Omitted

(d)      Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

"THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.7.1 OF THE INDENTURE; AND (II) THIS GLOBAL NOTE MAY BE DELIVERED IN ACCORDANCE WITH SECTION 2.7.13 OF THE INDENTURE TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE."

2.7.13  Cancellation. At such time as all Book-Entry Interests have been exchanged for Definitive Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Registrar for cancellation in accordance with Section 2.12 hereof.

2.7.14  General Provisions Relating to Registration of Transfers and Exchanges. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order.

(a)       No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 4.17, 4.18 and 9.6 hereof).

(b)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company and the Guarantors, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(c)      The Company shall not be required to register the transfer of or, to exchange, Global Notes or Definitive Notes during (A) a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) a period beginning at the opening of business 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; or (C) which the holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(d)       The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3 hereof.

Section 2.8     Mutilated, Destroyed, Lost and Stolen Notes.

If any mutilated Note is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Trustee shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.9     Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest on a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section as not outstanding.

If a Note is replaced pursuant to Section 2.8, it ceases to be outstanding until the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If one or more Paying Agents (other than the Company, a Subsidiary or an Affiliate of any thereof) hold on the maturity date or on any Redemption Date, money sufficient to pay such Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

A Note does not cease to be outstanding because the Company, a Guarantor or an Affiliate of the Company or a Guarantor holds the Note.

Section 2.10     Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any request, demand, authorization, direction, notice, consent or waiver, Notes owned by the Company or an Affiliate shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Guarantor, any Subsidiary of the Company or any Guarantor or an Affiliate of the Company or any Guarantor pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Company, such Guarantor, a Subsidiary of the Company or such Guarantor or an Affiliate of the Company or such Guarantor until legal title to such Notes passes to the Company, such Guarantor, such Subsidiary or such Affiliate, as the case may be.

Section 2.11     Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a Company Order. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee upon request shall authenticate definitive Notes in exchange for temporary Notes. Until so exchanged, temporary Notes shall have the same rights under this Indenture as the definitive Notes.

Section 2.12     Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for transfer, exchange, payment, replacement or cancellation and shall dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act) in accordance with the Trustee’s customary practice. The Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.

Section 2.13     Defaulted Interest.

If the Company and the Guarantors default in a payment of interest on the Notes, the Company or any such Guarantor (to the extent of its obligations under its Subsidiary Guarantee) shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided for with respect to the applicable Notes. The Company shall fix or cause to be fixed each such special record date and payment date, and shall, promptly thereafter, notify the Trustee of any such date. At least 15 days before the special record date, the Company (or the Trustee, in the name of and at the expense of the Company) shall mail to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Company and the Guarantors may pay defaulted interest in any other lawful manner.

Section 2.14     Record Date.

The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

Section 2.15     Common Code and ISIN Number.

The Company in issuing the Notes may use a “Common Code” number or an “ISIN” number, and if so, such Common Code and/or ISIN number shall be included in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the Common Code and/or ISIN number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee and each Agent of any change in the Common Code and/or ISIN number.

Section 2.16     Deposit of Moneys.

Prior to 10:00 am (London time), on each date on which interest is to be paid, the maturity date and each payment date relating to an Asset Sale Offer or a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.2, the Company shall deposit with the Principal Paying Agent in immediately available funds money in pounds sterling sufficient to make cash payments, if any, due on such interest payment date, maturity date, or Business Day, as the case may be. Subject to receipt of such funds by such time, the Principal Paying Agent and each Paying Agent shall remit such payment in a timely manner to the Holders on such interest payment date, maturity date or Business Day, as the case may be, to the Persons and in the manner set forth in paragraph 2 of the Notes.

ARTICLE III.

REDEMPTION

Section 3.1     Notice to Trustee.

If the Company wants or is obligated to redeem prior to the Stated Maturity thereof all or part of the Notes, it shall notify the Trustee of the redemption date and the principal amount of Notes to be redeemed. The Company shall give the notice at least 45 days before the redemption date (or such shorter notice as may be acceptable to the Trustee), which notice shall be in the form of an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.2     Selection of Notes to be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the applicable Holders on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate, provided that no Notes of £75,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of £75,000 or whole multiples of £1,000 to the extent above £75,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of £75,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3     Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed a notice of redemption by first-class mail to the Common Depositary, each Depositary and, if any Definitive Registered Notes are outstanding, each Holder, in each case, with a copy to the Trustee. The Company shall also publish the notice of redemption (and, following such notice, will publish the results of such redemption) in a leading newspaper having a general circulation in London (which is expected to be the Financial Times) and, so long as the Notes called for redemption are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort). So long as the Notes called for redemption are listed on the Luxembourg Stock Exchange, the Company shall notify, or cause to be notified, such Stock Exchange of each redemption of Notes made pursuant to this Indenture.

The notice shall identify the Notes to be redeemed (including the Common Code and ISIN numbers, if any) and shall state:

(a)       the redemption date;

(b)       the redemption price (including accrued interest to, but excluding, the redemption date);

(c)      if any Note called for redemption is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)       the name and address of the Paying Agent;

(e)       that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; and

(f)       that, unless the Company defaults in the making of such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

Section 3.4     Effect of Notice of Redemption.

Once notice of redemption is mailed or published as provided in Section 3.3, Notes called for redemption become due and payable on the redemption date and at the redemption price. A notice of redemption may not be conditional. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes called for called for redemption and all rights of Holders with respect to such Notes will terminate except for the right to receive payment of the redemption price upon surrender for redemption. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price plus accrued interest to but excluding the redemption date.

Section 3.5     Deposit of Redemption Price.

Prior to 10:00 am (London time) on the redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. If the Company complies with the provisions of the preceding sentence, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the first sentence of this paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided with respect to such Note.

Section 3.6     Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Trustee shall authenticate for the Holder a new Note and the same maturity equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.7     Optional Redemption.

Prior to April 15, 2009, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the Make-Whole Price, plus accrued and unpaid interest, and Additional Amounts, if any, to but excluding the applicable redemption date. On and after April 15, 2009, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, and Additional Amounts, if any, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage

2009	103.625%
2010	102.417%
2011	101.208%
2012 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to April 15, 2007 the Company may on any one or more occasions redeem the Notes at a redemption price of 107.25% of the principal amount thereof, plus accrued and unpaid interest, and Additional Amounts if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1)           at least £100.0 million in the aggregate principal amount of the Notes (including any Additional Notes subsequently issued as part of the same class) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and the Company’s Subsidiaries); and

(2)           the redemption occurs within six months of the date of the closing of any such Qualified Equity Offering.

Section 3.8     Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Section 3.9     Asset Sale Offers.

In the event that the Company shall commence an Asset Sale Offer pursuant to Section 4.17 hereof, it shall follow the procedures specified below:

The Asset Sale Offer shall remain open for 20 Business Days after the Commencement Date relating to such Asset Sale Offer, except to the extent required to be extended by applicable law (as so extended, the “Offer Period”). No later than one Business Day after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount (the “Offer Amount”) of Notes required to be purchased in such Asset Sale Offer pursuant to Sections 3.2 and 4.17 hereof or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

If the Purchase Date is on or after an interest payment record date and on or before the related interest payment date, any interest accrued to such Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

On the Commencement Date of any Asset Sale Offer, the Company shall send or cause to be sent, by first class mail, a notice to each of the Holders, with a copy to the Trustee. Such notice, which shall govern the terms of the Asset Sale Offer, shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Asset Sale Offer and shall state:

(1)           that the Asset Sale Offer is being made pursuant to this Section 3.9 and Section 4.17 hereof and the length of time the Asset Sale Offer shall remain open;

(2)           the Offer Amount, the purchase price and the Purchase Date;

(3)           that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)           that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)           that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Purchase Date;

(6)           that Holders shall be entitled to withdraw their election if the Company, depositary or Paying Agent, as the case may be, receives, not later than the close of business on the Business Day preceding the termination of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have the Note purchased;

(7)           that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed to be appropriate by the Company so that (a) only Notes in denominations of £1,000, or integral multiples thereof, shall be purchased and (b) Holders retain Notes in minimum denominations of £75,000 after such repurchase); and

(8)           that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

On or before 10:00 am (London time) on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent in immediately available funds the aggregate purchase price with respect to a principal amount of Notes equal to the Offer Amount, together with accrued interest thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, an aggregate principal amount equal to the Offer Amount of Notes and other notes (in accordance with the terms of Section 4.17 of the Indenture) tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and such other notes or portions thereof tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9. The Company, the Trustee or Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price with respect to the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note, to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered. Any Note not accepted in the Asset Sale Offer shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce in a newspaper of general circulation the results of the Asset Sale Offer on the Purchase Date.

The Asset Sale Offer shall be made by the Company in compliance with all applicable laws, including, without limitation, Regulation 14E of the Exchange Act and the rules thereunder, to the extent applicable, and all other applicable federal and state securities laws.

Each purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof to the extent applicable.

In the event the amount of Excess Proceeds to be applied to an Asset Sale Offer would result in the purchase of a principal amount of Notes which is not evenly divisible by £1,000, the Trustee or the Paying Agent shall promptly refund to the Company the portion of such Excess Proceeds that is not necessary to purchase the immediately lesser principal amount of Notes that is so divisible.

Section 3.10     Redemption for Changes in Withholding Taxes.

The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in this Article III), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (and in the case of Definitive Registered Notes, subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company has or would be required to pay Additional Amounts, and the Company cannot avoid any such payment obligation taking reasonable measures available, as a result of:

(1)           any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Authority affecting taxation which becomes effective on or after the date of this Indenture (or, if the relevant Tax Authority has changed since the date of the Indenture, the date on which the then current Tax Authority became the applicable Tax Authority hereunder); or

(2)           any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), and becomes effective on or after the date of this Indenture (or, if the relevant Tax Authority has changed since the date of this Indenture, the date on which the then current Tax Authority became the applicable Tax Authority hereunder).

The Company will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee (a) an Officers’ Certificate to the effect that the Company cannot avoid such obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of independent counsel to the effect that the Company will be obligated to pay Additional Amounts as a result of an event described above.

ARTICLE IV.

COVENANTS

Section 4.1     Payment of Principal and Interest.

The Company covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of and interest, if any, on the Notes in accordance with the terms of the Notes and this Indenture.

Section 4.2     SEC Reports.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and Holders of Notes: (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and (2) all financial information that would be required to be included in a Form 8-K filed with the Commission if the Company were required to file such reports.

Such information and reports must be furnished to the Trustee and Holders of Notes within two business days of the Commission’s filing deadline, if the Company was required by the Commission’s rules and regulations to file such information and reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).

So long as the Notes are listed on the Luxembourg Stock Exchange, all reports referred to in this Section 4.19 shall be available at the offices of the Paying Agent in Luxembourg.

Section 4.3     Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge).

The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.4     Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture or the Notes; and each of the Company and the Guarantors (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.5      Corporate Existence.

Subject to Article V of the Indenture, the Company and each of the Restricted Subsidiaries shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of their Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company, any such Restricted Subsidiary or any such Subsidiary, as the case may be, and (ii) the rights (charter and statutory), licenses and franchises of the Company, the Restricted Subsidiaries and their respective Subsidiaries; provided, however, that the Company and the Restricted Subsidiaries shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their respective Subsidiaries, if an officer of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, the Restricted Subsidiaries and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.6     Taxes.

The Company shall, and shall cause each of its Subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies, except (i) as contested in good faith and by appropriate proceedings or (ii) the nonpayment of which would not materially adversely affect the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries, taken as a whole.

Section 4.7      Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where the Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of such Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company shall maintain an office or agency in the City of London, England where Notes may be presented for payment. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.4 hereof.

Section 4.8     Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary);

(2)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

(3)           purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the Notes; or

(4)           make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

unless, at the time of such Restricted Payment:

(i)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(ii)          the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of Section 4.9 of the Indenture; and

(iii)         such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the 1996 Indenture Date is less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the 1996 Indenture Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

The foregoing provisions will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)           the redemption, repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock);

(3)           the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock);

(4)           the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness;

(5)           the repurchase of any Indebtedness subordinated in right of payment to the Notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant set forth in Section 4.18 of the Indenture, provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; and

(6)           additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests, provided that the aggregate amount of all such payments under this clause (6) does not exceed $5.0 million in any year and $20.0 million in the aggregate.

The Restricted Payments described in clauses (2), (3), (5) and (6) of the immediately preceding paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with such paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section, and the Restricted Payments described in clauses (1) and (4) of the immediately preceding paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with such paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section.

If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision shall be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company’s EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment.

If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a

Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments. For the purpose of making any calculations under the Indenture:

(1)           an Investment shall include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary;

(2)           any property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, provided that, in each case, the fair market value of an asset or property is as determined by the Board of Directors in good faith; and

(3)           subject to the foregoing, the amount of any Restricted Payment, if other than cash, shall be determined by the Board of Directors, whose good faith determination shall be conclusive.

The Board of Directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with the Section 4.15 of the Indenture. Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.9     Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness if at the time of such incurrence and after giving effect thereto the Leverage Ratio would be less than 6.5 to 1.0.

The foregoing limitations shall not apply to:

(1)           the incurrence by the Company or any Restricted Subsidiary of Senior Bank Debt in an aggregate amount not to exceed $250.0 million at any one time outstanding;

(2)           the issuance by the Restricted Subsidiaries of Subsidiary Guarantees;

(3)           the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(4)           the issuance by the Company of the Notes;

(5)           the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations up to an aggregate of $5.0 million at any one time outstanding, provided that the Liens securing such Indebtedness constitute Permitted Liens;

(6)           the incurrence of Indebtedness between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries;

(7)           Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8)           the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers’ acceptances incurred in the ordinary course of business up to an aggregate of $5.0 million at any one time outstanding;

(9)           the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock; and

(10)         the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness referred to in clauses (2) through (5) above, and this clause (10) or that was otherwise permitted to be incurred pursuant to the test set forth in the first paragraph of this Section 4.9.

Section 4.10     Liens.

Neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

Section 4.11      Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)           Existing Indebtedness;

(2)           the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of this Indenture;

(3)           the Indenture and the Notes;

(4)           applicable law;

(5)           any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

(6)           customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(7)           restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (5) of Section 4.9 hereof;

(8)           permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced; or

(9)           any agreement or instrument governing Indebtedness of an Excluded Restricted Subsidiary provided that (i) at the time such agreement or instrument is entered into, such Excluded Restricted Subsidiary and its Restricted Subsidiaries have a Leverage Ratio of less than 6.5 to 1.0 and (ii) neither such Excluded Restricted Subsidiary nor any of its Restricted Subsidiaries shall, directly or indirectly, incur any Indebtedness (including Acquired Debt) unless at the time of such incurrence and after giving effect thereto, the Leverage Ratio for such Excluded Restricted Subsidiary and its Restricted Subsidiaries would be less than 6.5 to 1.0. For purposes of determining the Leverage Ratio under this clause (9) only, all references to the “Company” and its “Restricted Subsidiaries” or similar references in the definition of “Leverage Ratio” and other defined terms necessary to determine the Leverage Ratio shall be deemed to refer to such Excluded Restricted Subsidiary and its Restricted Subsidiaries, respectively.

Section 4.12     Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(a)        such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person; and

(b)       the Company delivers to the Trustee:

(i)            with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, a resolution of the board of directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the board of directors; and

(ii)          with respect to any Affiliate Transaction involving aggregate payments in excess of $25.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.

The following items shall not be deemed Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

(1)       any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2)       transactions between or among the Company and/or its Restricted Subsidiaries;

(3)       transactions permitted by Section 4.8 hereof; and

(4)       the grant of stock, stock options or other equity interests to employees and directors of the Company and any Restricted Subsidiary in accordance with duly adopted Company stock grant, stock option and similar plans.

The provisions set forth in clause (b) above shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business. The provisions of clause (b) (ii) above shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the provisions of Section 4.9 hereof.

Section 4.13     Certain Senior Subordinated Debt.

The Company shall not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. The Company shall not permit any Restricted Subsidiary to incur any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its Subsidiary Guarantee.

Section 4.14     Additional Subsidiary Guarantees.

If any entity (other than an Excluded Restricted Subsidiary) shall become a Restricted Subsidiary after the date hereof, then such Restricted Subsidiary shall execute a supplemental indenture in the form of Exhibit E attached hereto, pursuant to which it shall provide a Subsidiary Guarantee and deliver an Opinion of Counsel with respect thereto, in accordance with the terms of the Indenture.

No Restricted Subsidiary (including any Excluded Restricted Subsidiary) shall consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), another Person (other than the Company) whether or not affiliated with such Restricted Subsidiary unless:

(1)           subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary under its Subsidiary Guarantee (except in the case of an Excluded Restricted Subsidiary) pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee;

(2)           immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3)           such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would be permitted to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of Section 4.9 hereof.

In the event of:

(1)           a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation or otherwise;

(2)           a sale or other disposition of all of the capital stock of any Restricted Subsidiary; or

(3)           the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of Section 4.15 hereof,

then such Restricted Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Restricted Subsidiary or in the event of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee, provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of Section 4.17 herein.

Section 4.15     Designation of Unrestricted Subsidiaries.

The Board of Directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(1)           neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

(2)           no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(3)           any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 4.8 of the Indenture;

(4)           neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (A) those that might be obtained at the time from Persons who are not Affiliates of the Company or (B) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and

(5)           neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under Section 4.8 hereof.

Notwithstanding the foregoing, the Company may not designate as an Unrestricted Subsidiary any Subsidiary which, on the 1999 Indenture Date, was a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business, in each case other than Iron Mountain Global, Inc. and its Subsidiaries (including without limitation Iron Mountain Europe Limited and its Subsidiaries).

The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

(1)           such Indebtedness is permitted under Section 4.9 hereof; and

(2)            no Default or Event of Default would occur as a result of such designation.

Section 4.16     Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

(1)           the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the Board of Directors; and

(2)           the Company or such Restricted Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with Section 4.9 herein.

Section 4.17     Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to:

(1)           sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of Section 4.18 hereof and/or the provisions of Section 5.1 hereof and not by the provisions of this Section 4.17); or

(2)           issue or sell Equity Interests of any of its Restricted Subsidiaries that in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions:

(i)          have a fair market value in excess of $10.0 million; or

(ii)          result in Net Proceeds in excess of $10.0 million (each of the foregoing, an “Asset Sale”), unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or like-kind assets (in each case as determined in good faith by the Company, evidenced by a resolution of the Board of Directors and certified by an Officers’ Certificate delivered to the Trustee);

provided, however, that the amount of:

(A)   any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; and

(B)      any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (ii) (y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

A transfer of assets or issuance of Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

Within 360 days of any Asset Sale, the Company may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either:

(1)           to permanently reduce Senior Debt; or

(2)           to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged in on the date of this Indenture or in businesses similar or reasonably related thereto.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Bank Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of the Notes, all holders of the 8 1/4% Notes, the 8 1/8% Notes, the 8 5/8% Notes, the 7 3/4% Notes and the 6 5/8% Notes and the holders of any future Indebtedness ranking pari passu with the Notes, which Indebtedness contains similar provisions requiring the Company to repurchase such Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth herein. To the extent that the aggregate amount of Notes and other pari passu Indebtedness (including the 8 1/4% Notes, the 8 1/8% Notes, the 8 5/8% Notes, the 7 3/4% Notes and the 6 5/8% Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.17, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

An Asset Sale Offer shall be made pursuant to the provisions of Section 4.17 hereof. No later than the date which is five Business Days after the date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall notify the Trustee of such Asset Sale Offer and provide the Trustee with an Officers’ Certificate setting forth the calculations used in determining the amount of Net Proceeds to be applied to the purchase of Notes. The Company shall commence or cause to be commenced the Asset Sale Offer on a date no later than 15 Business Days after such notice (the “Commencement Date”).

Section 4.18     Change of Control.

(a)        Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to £1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase (the “Change of Control Payment”). If and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Company shall publish notices relating to the Change of Control Offer in the Luxemburger Wort or any other leading newspaper of general circulation in Luxembourg.

Within 30 calendar days following any Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, stating:

(1)           that the Change of Control Offer is being made pursuant to this Section 4.18 and that all Notes tendered shall be accepted for payment;

(2)           the purchase price and the purchase date, which shall be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)           that any Note not tendered shall continue to accrue interest;

(4)           that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(7)           that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to £75,000 in principal amount or an integral multiple of £1,000 in excess thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions hereof by virtue of such conflict.

(b)        On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)           accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

(2)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof tendered to the Company.

The Paying Agent shall promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of £75,000 in principal amount or an integral multiple of £1,000 in excess thereof.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.18 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Section 4.19     Additional Amounts.

All payments made by the Company under or with respect to the Notes (whether or not in the form of Definitive Registered Notes) or any of the Guarantors on its Subsidiary Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor (including any Successor Entity), is then incorporated or resident for tax purposes or any political subdivision thereof or therein (each, a “Tax Authority”), unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Tax Authority will at any time be required to be made from or imposed directly on any Holder or beneficial owner of the notes on any payments made by the Company under or with respect to the Notes or any of the Guarantors with respect to any Subsidiary Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts which would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Amounts will be payable with respect to:

(1)           any payments on a Note in respect of Taxes which would not have been imposed but for the Holder or the beneficial owner of the Note being, or having been, a citizen or resident or national of, incorporated in, or carrying on a business in the jurisdiction in which such Taxes are imposed other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2)           any Taxes that are imposed or withheld as a result of the failure of the Holder of a Note or beneficial owner of a Note to satisfy any certification, identification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of such Taxes;

(3)           any Note presented for payment (where Notes are in the form of Definitive Registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(4)           any estate, inheritance, gift, sale, transfer, personal property or similar Tax or assessment;

(5)           any Taxes withheld, deducted or imposed on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;

(6)           any Note presented for payment by or on behalf of a Holder of a Note who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(7)	any Taxes payable otherwise than by way of deduction or withholding;

(8)           any person who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the Note;

(9)           any Holder of a Note or a beneficial owner of a Note that is or was a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision;

(10)         any Holder of a Note or a beneficial owner of a Note that is a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

(11)         any combination of items (1) through (10) above.

In addition to the foregoing, the Company and the Guarantors will also pay any present or future stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Authority on the execution, delivery, registration or enforcement of any of the Notes, the Indenture, any Subsidiary Guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes or the Subsidiary Guarantees. The Company and the Guarantors will not, however, be obligated to pay any present or future stamp, transfer, court or documentary tax, or any other excise or property tax, charge or similar levy or Tax which is levied by any Tax Authority in connection with any transfer of any Note by any Holder.

If the Company or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Subsidiary Guarantee, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Company or the relevant Guarantor will make all required withholdings and deductions and will remit the full amount deducted or withheld to the relevant Tax Authority in accordance with applicable law. The Company or the relevant Guarantor will use commercially reasonable efforts to facilitate administrative actions necessary to assist beneficial owners to obtain any refund of or credit against Taxes for which Additional Amounts are not paid as a result of the conditions in the proviso to the first paragraph of this Section 4.19.

In the event that either the Company or the relevant Guarantor has become, or would be, obliged to pay on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of certain changes affecting the laws relating to withholding or deduction of Taxes, the Company may redeem all, but not less than all, the Notes in accordance with Section 3.10 hereof.

Whenever in this Indenture, there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE V.

SUCCESSORS

Section 5.1     Mergers, Consolidations or Sale of Assets.

The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(a)        the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)        the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture (pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee);

(c)        immediately after such transaction no Default or Event of Default exists;

(d)       the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the applicable supplemental indenture, if any, without regard to any enumerated exceptions; and

(e)       The Company (or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made) shall have delivered an Officers’ Certificate and an Opinion of Counsel, both stating that such consolidation, merger or transfer and such supplemental indenture complies with the Indenture.

Section 5.2     Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such Successor Person has been named as the Company herein; provided , however, that the predecessor Company in the case of a sale, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of and interest, if any, on the Notes, except in the case of a sale of all the Company’s assets that meets the requirements of Section 5.1 hereof.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.1     Events of Default.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events:

(a)        default for 30 days in the payment when due of interest on the Notes or Additional Amounts (whether or not prohibited by the subordination provisions of Article XIII herein);

(b)        default in payment when due of the principal of or premium, if any, on any Notes (whether or not prohibited by the subordination provisions in Article XIII herein);

(c)        failure by the Company to comply with the provisions of Section 4.18 hereof;

(d)        failure by the Company or any Guarantor for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in this Indenture, the Notes or the Subsidiary Guarantees (in order to be effective, such notice must be in writing, specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”);

(e)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists on the date of this Indenture or is created thereafter, if:

(i)            such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness and

(ii)          the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $10.0 million;

(f)        a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgments remain unpaid, undischarged or unstayed for a period of 60 days, provided that the aggregate of all such unpaid, undischarged or unstayed judgments exceeds $10.0 million;

(g)        the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary:

(i)          commences a voluntary case,

(ii)          consents to the entry of an order for relief against it in an involuntary case,

(iii)         consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv)          makes a general assignment for the benefit of its creditors, or

(v)           admits in writing that it generally is unable to pay its debts as the same become due;

in each case, pursuant to or within the meaning of any Bankruptcy Law; or

(h)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)           is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case,

(ii)          appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of its property, or

(iii)         orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary,

and such order or decree remains unstayed and in effect for 60 days; or

(i)        except as permitted by the Indenture, any supplemental indenture relating to the Subsidiary Guarantees, any Subsidiary Guarantee issued by a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary or any Person acting on behalf of any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee.

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.2     Acceleration of Maturity.

If any Event of Default (other than an Event of Default specified in clauses (g) and (h) of Section 6.1 hereof relating to the Company or any of its Restricted Subsidiaries that is a Significant

Subsidiary) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee may declare the unpaid principal of and any interest on all the Notes to be due and payable immediately; provided, however, that if any Obligation with respect to Senior Bank Debt is outstanding pursuant to the Credit Agreement upon a declaration of acceleration of the Notes, the principal, premium or Additional Amounts, if any, and interest on the Notes will not be payable until the earlier of:

(a)       the day which is five Business Days after written notice of acceleration is received by the Company and the Credit Agent or

(b)      the date of acceleration of the Indebtedness under the Credit Agreement. If an Event of Default specified in clauses (g) and (h) of Section 6.1 hereof with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary occurs, the principal of, and premium or Additional Amounts, if any, and any accrued and unpaid interest on all outstanding Notes will become immediately due and payable without further action or notice.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of Section 6.1 hereof, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in such clause have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days from the date of such declaration and if:

(a)           the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a competent jurisdiction and

(b)           all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of such Notes, have been cured or waived.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of any make whole price or premium, as applicable, that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions herein, the applicable make whole price, or an equivalent premium, as the case may be, shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Section 6.3     Collection of Indebtedness and Suits for Enforcement by Trustee.

The Company covenants that if

(a)       default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b)       default is made in the payment of principal of any Note at the Maturity thereof,

then, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal or any overdue interest, at the rate or rates prescribed therefor in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or deemed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 6.4     Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)        to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(b)        to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.5     Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 6.6     Application of Money Collected.

Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First:      To the payment of all amounts due the Trustee under Section 7.7;

Second:  to the holders of Senior Debt of the Company or a Guarantor, as the case may be, to the extent required by Article XIII hereof;

Third:      To the payment of the amounts then due and unpaid for principal of, Additional Amounts, if any, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest, respectively; and

Fourth:     To the Company.

Section 6.7     Limitation on Suits.

No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(a)       such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b)       the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)       such Holder or Holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)     the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)        no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

Section 6.8     Unconditional Right of Holders to Receive Principal and Interest.

Subject to Articles XII and XIII hereof, notwithstanding any other provision in this Indenture, the Holders shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, Additional Amounts and interest, if any, on the Notes on the Stated Maturity (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Section 6.9      Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10     Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.8, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11     Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12     Control by Holders.

The Holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes, provided that

(a)        such direction shall not be in conflict with any rule of law or with this Indenture,

(b)        the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

(c)        subject to the provisions of Section 6.1, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability.

Section 6.13     Waiver of Past Defaults.

The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a continuing Default or Event of Default in the payment of the principal of or interest or Additional Amounts (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.14     Undertaking for Costs.

All parties to this Indenture agree, and each Holder by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest or Additional Amounts on any Note on or after the Stated Maturity (or, in the case of redemption, on the redemption date).

ARTICLE VII.

TRUSTEE

Section 7.1     Duties of Trustee.

(a)        If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)        Except during the continuance of an Event of Default:

(i)            The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

(ii)          In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officers’ Certificates or Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Indenture; however, in the case of any such Officers’ Certificates or Opinions of Counsel which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such Officers’ Certificates and Opinions of Counsel to determine whether or not they conform to the requirements of this Indenture.

(c)       The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)    This paragraph does not limit the effect of paragraph (b) of this Section.

(ii)    The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)    The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it with respect to the Notes in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

(d)        Every provision of this Indenture that in any way relates to the Trustee is subject to paragraph (a), (b) and (c) of this Section.

(e)         The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense.

(f)         The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)       No provision of this Indenture shall require the Trustee to risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(h)        The Paying Agent, the Registrar and any authenticating agent shall be entitled to the protections, immunities and standard of care as are set forth in paragraphs (a), (b) and (c) of this Section with respect to the Trustee.

Section 7.2     Rights of Trustee.

(a)       The Trustee may conclusively rely on and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)     The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. No depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any depositary.

(d)        The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)      The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(f)        The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of Notes unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g)        The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)        The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is given to the Trustee in accordance with Section 10.2.

(i)         The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)        The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Paying Agents, in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

Section 7.3     Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.4     Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its authentication.

Section 7.5     Notice of Defaults.

If a Default or Event of Default occurs and is continuing with respect to the Notes and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder of the

Notes a notice of a Default or Event of Default within 90 days after it occurs or, if later, after a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of or interest on any Notes, the Trustee may withhold the notice if and so long as its corporate trust committee or a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.6     Reports by Trustee to Holders.

Within 60 days after May 15 in each year, the Trustee shall transmit by mail to all Holders, as their names and addresses appear on the register kept by the Registrar and a brief report dated as of such May 15, in accordance with, and to the extent required under, TIA § 313.

A copy of each report at the time of its mailing to Holders shall be filed with each stock exchange on which the Notes are listed. The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

Section 7.7     Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its services as the Company and the Trustee shall agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee or any predecessor Trustee and their agents (including the cost of defending itself against any claim (whether asserted by the Company, or any Holder or any other Person)) against any and all loss, damages, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by it except as set forth in the next paragraph in the performance of their duties under this Indenture as Trustee or Agent. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. This indemnification shall apply to officers, directors, employees, shareholders and agents of the Trustee.

The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee or by any officer, director, employee, shareholder or agent of the Trustee due to its own negligence or bad faith.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(g) or (h) (or any comparable provisions set forth in a supplemental indenture) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

The provisions of this Section shall survive the termination of this Indenture and the resignation or removal of the Trustee.

Section 7.8     Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)          the Trustee fails to comply with Section 7.10;

(b)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)          a Custodian or public officer takes charge of the Trustee or its property; or

(d)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the Notes may petition any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a Holder for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee subject to the lien provided for in Section 7.7, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail a notice of its succession to each Holder. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 hereof shall continue for the benefit of the retiring trustee with respect to expenses and liabilities incurred by it prior to such replacement.

Section 7.9      Successor Trustee by Merger, etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10     Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b).

Section 7.11     Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1     Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2     Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, each of the Company and the Guarantors, if any, shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and related Subsidiary Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in such section, payments in respect of the principal of, premium or Additional Amounts, if any, and interest on the Notes when such payments are due, (b) the Company’s and Guarantors’ obligations with respect to the Notes under Article II hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

Section 8.3     Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, each of the Company and the Guarantors, if any, shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants specified in Article IV and Article V hereof with respect to the outstanding Notes and related Subsidiary Guarantees on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture, the Notes and the related Subsidiary Guarantees, if any, shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3 hereof, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(c) through 6.1(f) and 6.1(i) hereof shall not constitute Events of Default.

Section 8.4      Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)        the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in pounds sterling, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, Additional Amounts, if any, or interest on the outstanding Notes;

(b)     in the case of an election under Section 8.2 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)     in the case of an election under Section 8.3 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)        no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Sections 6.1(g) and 6.1(h) hereof are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to Bankruptcy Law insofar as those apply to the deposit by the Company);

(e)      such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)       the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)       the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over any other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(h)       the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.5      Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes subject to a Legal Defeasance or a Covenant Defeasance shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and the Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes subject to a Legal Defeasance or a Covenant Defeasance.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6     Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Notes subject to a Legal Defeasance or a Covenant Defeasance and remaining unclaimed for two years after such principal, and premium or Additional Amounts, if any, or interest, if any, have become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times, The Wall Street Journal (national edition) and The Luxembourg Wort (so long as the Notes are listed on the Luxembourg Stock Exchange), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.7     Reinstatement.

If the Trustee or Paying Agent is unable to apply any pounds sterling or non-callable Government Securities in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture, the Notes and the related Subsidiary Guarantees, if any, shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company make any payment of principal of, premium or Additional Amounts, if any, or interest, if any, on any such Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX.

AMENDMENTS AND WAIVERS

Section 9.1     Without Consent of Holders.

Notwithstanding Section 9.2 of the Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(a)        to cure any ambiguity, defect or inconsistency,

(b)        to provide for uncertificated Notes in addition to or in place of certificated Notes,

(c)        to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders in the case of a merger or consolidation,

(d)        to make any change that would provide any additional rights or benefits to the Holders (including providing for additional Subsidiary Guarantees) or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or

(e)        to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.2 of the Indenture, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.2     With Consent of Holders.

Except as provided Section 9.1 and Section 9.3 of the Indenture, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and, subject to Sections 6.8 and 6.12 hereof any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, Additional Amounts, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After a supplemental indenture or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders a notice briefly describing the supplemental indenture or waiver. Any failure by the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.2 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

Section 9.3     Limitations.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes):

(a)        reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)        reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of any Note in a manner adverse to the Holders of the Notes;

(c)        reduce the rate of or change the time for payment of interest on any Note;

(d)        waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)        make any Note payable in money other than that stated in the Notes other than to the extent that the United Kingdom adopts the euro;

(f)        make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, Additional Amounts, if any, or interest on the Notes;

(g)        waive a redemption payment with respect to any Note (other than a payment required by Section 4.17 or 4.18 hereof);

(h)        except pursuant to the Indenture, release any Guarantor from its obligations under its Subsidiary Guarantee, or change any Subsidiary Guarantee in any manner that would materially adversely affect the Holders; or

(i)        make any change in the foregoing amendment and waiver provisions.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.3 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.4     Compliance with Trust Indenture Act.

Every amendment to this Indenture or the Notes shall be set forth in a supplemental indenture hereto that complies with the TIA as then in effect.

Section 9.5     Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.

Any amendment or waiver once effective shall bind every Holder affected by such amendment or waiver unless it is of the type described in any of clauses (a) through (h) of Section 9.3. In that case, the amendment or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.6     Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment or waiver on any Note thereafter authenticated. The Company in exchange for Notes may issue and the Trustee shall authenticate upon request new Notes that reflect the amendment or waiver.

Section 9.7     Trustee to Sign Amendments; Trustee Protected.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 7.1) shall be fully protected in relying upon, an Opinion of Counsel and Officers’ Certificate stating that the execution of such supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X.

MISCELLANEOUS

Section 10.1     Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision shall control.

Section 10.2     Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Iron Mountain Incorporated

745 Atlantic Avenue

Boston, MA 02111

Attention: Chief Financial Officer

Telecopier No.: (617) 350-7881

With a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Telecopier No.: (617) 338-2880

Attention: William J. Curry, Esq.

If to the Trustee:

The Bank of New York

101 Barclay Street, Floor 21 West

New York, New York 10286

Telecopier No.: (212) 815-5802/5803

Attention: Global Finance Unit

With a copy to:

The Bank of New York

One Canada Square

London E14 5AL

United Kingdom

Telecopier No.: 44-20-7964-6399

Attention: Corporate Trust Administration

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) must reference the Notes and this Indenture and shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or any Guarantor mails a notice or communication to Holders of the Notes, it shall mail a copy to the Trustee and each Agent at the same time.

All notices to the Holders will be valid if published in a leading English language daily newspaper published in London and a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in Europe or the U.S., as the case may be, and if, and for so long as, the Notes are listed on the Luxembourg Stock Exchange, in one daily newspaper published in Luxembourg. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. It is expected that publication will normally be made in the Financial Times, the Wall Street Journal and if, and for so long as, the Notes are listed on the Luxembourg Stock Exchange and its rules so require, the Luxemburger Wort. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

Section 10.3     Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 10.4     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor shall furnish to the Trustee:

(a)       an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)       an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 10.5     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)        a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)        a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)        a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)        a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 10.6     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or a meeting of the Holders. Any Agent may make reasonable rules and set reasonable requirements for its functions.

Section 10.7     Legal Holidays.

A “Legal Holiday” is any day that is not a Business Day. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 10.8     No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note and the related Subsidiary Guarantees waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees.

Section 10.9     Counterparts.

This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.10     Governing Laws.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

Section 10.11     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 10.12     Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes and the Subsidiary Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 10.13     Severability.

In case any provision in this Indenture, the Notes or the Subsidiary Guarantees, if any, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.14     Table of Contents, Headings, Etc.

The Table of Contents, Cross Reference Table, and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.15     Judgment Currency.

Any payment on account of an amount that is payable in pounds sterling (the ‘‘Required Currency’’) which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the ‘‘Judgment Currency’’), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Company or any guarantor, shall constitute a discharge of the Company or the Guarantor’s obligation hereunder and the under the Notes, as the case may be, only to the extent of the amount of the Required Currency that such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Company shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained herein or in the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

ARTICLE XI.

INTENTIONALLY OMITTED

ARTICLE XII.

SUBSIDIARY GUARANTEES

Section 12.1     Subsidiary Guarantee.

Each Subsidiary that is a signatory hereto and each of the Company’s Restricted Subsidiaries other than the Excluded Restricted Subsidiaries (each, a “Guarantor”), hereby jointly and severally unconditionally guarantees to each Holder of the Notes, that: (i) the principal of, Additional Amounts, if any, and interest on the Notes will be paid in full when due, whether at the maturity or interest payment or mandatory redemption date, by acceleration, call for redemption or otherwise, and interest on the overdue principal of and interest, if any, on the Notes and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms of this Indenture and the Notes; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, they will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, each Guarantor will be obligated to pay the same whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Section 6.2 hereof. Each Guarantor agrees that this is a guarantee of payment not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to this Subsidiary Guarantee shall be joint and several and unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require the Trustee, the Holders or the Company (each, a “Benefited Party”) to proceed against the Company or any other Person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any Benefited Party’s power before proceeding against such Guarantor; (b) the defense of the statute of limitations in any action hereunder or in any action for the collection of any Indebtedness or the performance of any obligation hereby guaranteed; (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person; (d) demand, protest and notice of any kind including but not limited to notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of such Guarantor, the Company, any Benefited Party, any creditor of such Guarantor, the Company or on the part of any other Person whomsoever in connection with any Indebtedness or obligations hereby guaranteed; (e) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against such Guarantor for reimbursement; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any defense arising because of a Benefited Party’s election, in any proceeding instituted under Bankruptcy Law, of the application of 11 U.S.C. Section 1111(b)(2); or (h) any defense based on any borrowing or grant of a security interest under 11 U.S.C. Section 364. Each Guarantor hereby covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in its Subsidiary Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to either the Company or any Guarantor, or any Custodian acting in relation to either the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or such Holder, the applicable Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated and be in full force and effect. Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration as to the Company or any other obligor on the Notes of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of those obligations as provided in Section 6.2 hereof, those obligations (whether or not due and payable) will forthwith become due and payable by such Guarantor for the purpose of this Subsidiary Guarantee.

Section 12.2     Limitation of Guarantor’s Liability.

Each Guarantor and, by its acceptance hereof, the Trustee and each Holder hereby confirm that it is its intention that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, each such Person hereby irrevocably agrees that the obligation of such Guarantor under its Subsidiary Guarantee under this Article 12 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or other) liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XII, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance under said laws. The Trustee and each Holder by accepting the benefits hereof, confirms its intention that, in the event of a bankruptcy, reorganization or other similar proceeding of the Company or any Guarantor in which concurrent claims are made upon such Guarantor hereunder, to the extent such claims will not be fully satisfied, each such claimant with a valid claim against the Company shall be entitled to a ratable share of all payments by such Guarantor in respect of such concurrent claims. For all purposes of this Section 12.2, Senior Debt shall be deemed to have been incurred prior to the incurrence of the obligations in respect of the Subsidiary Guarantees.

ARTICLE XIII.

SUBORDINATION

Section 13.1     Agreement to Subordinate.

The Company, the Trustee and each Holder by accepting a Note agrees, that the indebtedness and obligations evidenced by the Note (a) rank pari passu with the Company’s Obligations relating to the Existing Senior Subordinated Notes and (b) are subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full, in cash, of all Obligations with respect to Senior Debt of the Company (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt of the Company.

Section 13.2     Liquidation; Dissolution; Bankruptcy.

Upon any payment or distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:

(1)           holders of Senior Debt of the Company shall be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt of the Company (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt of the Company, whether or not allowed as a claim in such proceeding) before Holders shall be entitled to receive any payment or distribution from the Company with respect to the Notes; and

(2)           until all Obligations with respect to Senior Debt of the Company (as provided in subsection (1) above) are paid in full in cash, any payment or distribution to which the Trustee or any Holder would be entitled but for this Article shall be made to holders of Senior Debt of the Company, as their interests may appear.

Section 13.3     Default on Designated Senior Debt.

The Company may not make any payment or distribution upon or in respect of the Notes, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the Notes, for cash, properties or securities if:

(i)            a default in the payment of any principal, premium, if any, or interest or other Obligations (a “Payment Default”) with respect to Senior Debt of the Company occurs and is continuing; or

(ii)          a default (other than a Payment Default) or any event that, after notice or passage of time would become a default (a “Non-Monetary Default”), on Senior Debt of the Company occurs and is continuing that then permits holders of the Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from a Person who may give it pursuant to Section 13.11 hereof. Any number of such Payment Blockage Notices may be given, provided, however, that (i) not more than one Payment Blockage Notice may be commenced during any period of 360 consecutive days and (ii) any Non-Monetary Default that existed or was continuing on the date of delivery of any such notice to the Trustee (to the extent the holder of Designated Senior Debt, or such trustee or agent, giving such Payment

Blockage Notice had knowledge of the same) shall not be the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

The Company may and shall resume payments on and distributions in respect of the Notes and all Obligations with respect thereto, and may acquire such Notes or Obligations upon the earlier of:

(1)           in the case of a payment default, the date upon which such default is cured or waived, or

(2)           in the case of a Non-Monetary Default, on the earlier of the date on which such Non-Monetary Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, if the maturity of such Senior Debt of the Company has not been accelerated, if this Article 13 otherwise permits the payment, distribution or acquisition at the time thereof.

Section 13.4     Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify Representatives of the holders of Senior Debt of the Company of the acceleration.

Section 13.5     When Distribution Must be Paid Over.

In the event that the Trustee or any Holder receives from the Company any payment of any Obligations with respect to the Notes at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by Section 13.2 or 13.3 hereof, such payment shall be held by the Trustee or such Holder in trust for the benefit of, and shall be paid forthwith over and delivered upon written request to, the holders of Senior Debt of the Company, as their interests may appear, or their Representative under the indenture or other agreement (if any) pursuant to which Senior Debt of the Company may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt of the Company remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt of the Company.

With respect to the holders of Senior Debt of the Company, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 13, and no implied covenants or obligations with respect to the holders of Senior Debt of the Company shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of the Company, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt of the Company shall be entitled by virtue of this Article 13, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 13.6     Notice By Company.

The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt of the Company as provided in this Article.

Section 13.7     Subrogation.

After all Obligations with respect to Senior Debt of the Company are paid in full, in cash, and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt of the Company to receive distributions applicable to Senior Debt of the Company to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt of the Company. A distribution made under this Article to holders of Senior Debt of the Company that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on the Notes.

Section 13.8      Relative Rights.

This Article defines the relative rights of Holders and holders of Senior Debt of the Company. Nothing in this Indenture shall:

(1)           impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest and Additional Amounts, if any, on the Notes in accordance with their terms;

(2)           affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Debt of the Company; or

(3)           prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt of the Company to receive distributions and payments otherwise payable to Holders.

If the Company fails because of this Article 13 to pay principal of, premium or Additional Amounts, if any, or interest on a Note on the due date, the failure is still a Default or Event of Default.

Section 13.9     Subordination May Not Be Impaired by Company.

No right of any holder of Senior Debt of the Company to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

Section 13.10     Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt of the Company, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Company referred to in this Article 13, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt of the Company and other Indebtedness of the Company, the amount or amounts thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 13.

Section 13.11     Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article 13 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least one Business Day prior to the date of such payment a Payment Blockage Notice. Only the holders or the Representative of holders of Designated Senior Debt of the Company may give a Payment Blockage Notice. Nothing in this Article 13 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof.

The Trustee in its individual or any other capacity may hold Senior Debt of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 13.12     Authorization to Effect Subordination.

Each Holder of a Note by the Holder’s acceptance thereof authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 13, and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.4 hereof at least 30 days before the expiration of the time to file such claim, the Representatives of the Senior Debt of the Company are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 13.13     Amendments.

The provisions of this Article 13 shall not be amended or modified without the written consent of the holders of all Senior Debt of the Company.

Section 13.14     Subordination of Subsidiary Guarantees.

Each Guarantor, the Trustee, and Holder of the Notes agrees, that the indebtedness and obligations under the Subsidiary Guarantees (a) rank pari passu with the Guarantor’s guarantees of the Existing Senior Subordinated Notes and (b) are subordinated in right of payment, to the extent and in the manner provided in this Article 13, to the prior payment in full, in cash, of all Obligations with respect to Senior Debt of such Guarantor (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt of such Guarantor.

Section 13.15     Liquidation; Dissolution; Bankruptcy of a Guarantor.

Upon any payment or distribution to creditors of any Guarantor in a liquidation or dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property, in an assignment for the benefit of creditors or any marshaling of such Guarantor’s assets and liabilities:

(1)           holders of Senior Debt of such Guarantor shall be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt of such Guarantor (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt of such Guarantor, whether or not allowed as a claim in such proceeding) before the Holders shall be entitled to receive any payment or distribution from the Guarantor with respect to such Guarantor’s Subsidiary Guarantee; and

(2)           until all Obligations with respect to Senior Debt of such Guarantor (as provided in subsection (1) above) are paid in full in cash, any payment or distribution to which the Trustee or any Holder would be entitled but for this Article shall be made to holders of Senior Debt of such Guarantor, as their interests may appear.

Section 13.16     Default on Senior Debt of the Guarantor.

No Guarantor shall make any payment or distribution upon or in respect of the Notes or its Subsidiary Guarantee, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the Notes, for cash, properties or securities if:

(i)            a Payment Default with respect to Senior Debt of such Guarantor occurs and is continuing; or

(ii)          a Non-Monetary Default on Senior Debt of such Guarantor occurs and is continuing that then permits holders of the Senior Debt of such Guarantor to accelerate its maturity and the Trustee receives a Payment Blockage Notice from a Person who may give it pursuant to Section 13.24 hereof. Any number of such Payment Blockage Notices may be given, provided, however, that (i) not more than one Payment Blockage Notice may be commenced during any period of 360 consecutive days and (ii) any default or event of default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (to the extent the holder of Designated Senior Debt, or such trustee or agent, giving such Payment Blockage Notice had knowledge of the same) shall not be the basis for a subsequent Payment Blockage Notice pursuant to Section 13.24 herein, unless such default has been cured or waived for a period of not less than 90 consecutive days.

Each Guarantor may and shall resume payments on and distributions in respect of its Subsidiary Guarantee, the Notes and all Obligations with respect thereto, and may acquire such Notes or Obligations upon the earlier of:

(1)           in the case of a payment default, the date upon which such default is cured or waived, or

(2)           in the case of a Non-Monetary Default, on the earlier of the date on which such Non-Monetary Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, if the maturity of such Senior Debt of such Guarantor has not been accelerated, if this Article 13 otherwise permits the payment, distribution or acquisition at the time thereof.

Section 13.17     Acceleration of Notes; Duties of Guarantors.

If payment of the Notes is accelerated because of an Event of Default, each Guarantor shall promptly notify the Representative of the holders of Senior Debt of such Guarantor of the acceleration.

Section 13.18     When Distribution from Guarantor Must Be Paid Over.

In the event that the Trustee or any Holder receives from a Guarantor any payment of any Obligations with respect to the Notes or the Subsidiary Guarantees at a time when the Trustee or such

Holder, as applicable, has actual knowledge that such payment is prohibited by Section 13.15 or 13.16 hereof, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered upon written request to, the holders of Senior Debt of such Guarantor, as their interests may appear, or their Representative under the indenture or other agreement (if any) pursuant to which Senior Debt of such Guarantor may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt of such Guarantor remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt of such Guarantor.

With respect to the holders of Senior Debt of any Guarantor, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 13, and no implied covenants or obligations with respect to the holders of Senior Debt of such Guarantor shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of such Guarantor, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt of such Guarantor shall be entitled by virtue of this Article 13, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 13.19     Notice by a Guarantor.

Each Guarantor shall promptly notify the Trustee and the Paying Agent of any facts known to such Guarantor that would cause a payment of any Obligations with respect to the Notes or its Subsidiary Guarantee to violate this Article, but failure to give such notice shall not affect the subordination of its Subsidiary Guarantee or of the Notes to the Senior Debt of such Guarantor as provided in this Article 13.

Section 13.20     Subrogation with Respect to Any Guarantor.

With respect to any Guarantor, after all Obligations with respect to Senior Debt of such Guarantor is paid in full, in cash, and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with such Guarantor’s Subsidiary Guarantee) to the rights of holders of Senior Debt of such Guarantor to receive distributions applicable to Senior Debt of such Guarantor to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt of such Guarantor. A distribution made under this Article to holders of Senior Debt of such Guarantor that otherwise would have been made to Holders is not, as between such Guarantor and Holders, a payment by such Guarantor on the Notes or the Subsidiary Guarantee.

Section 13.21     Relative Rights with Respect to Any Guarantor.

This Article defines the relative rights of Holders and holders of Senior Debt of each Guarantor. Nothing in this Indenture shall:

(1)           impair, as between such Guarantor and the Holders, the obligation of such Guarantor, which is absolute and unconditional, to pay principal of and interest and Additional Amounts, if any, on the Notes in accordance with the terms of its Subsidiary Guarantee;

(2)           affect the relative rights of Holders and creditors of such Guarantor other than their rights in relation to holders of Senior Debt of such Guarantor; or

(3)           prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt of such Guarantor set forth herein to receive distributions and payments otherwise payable to Holders.

If any Guarantor fails because of this Article 13 to pay principal of, premium or Additional Amounts, if any, or interest on a Note on the due date, the failure is still a Default or Event of Default.

Section 13.22     Subordination May Not Be Impaired By Any Guarantor.

With respect to any Guarantor, no right of any holder of Senior Debt of such Guarantor to enforce the subordination of the Indebtedness evidenced by the Subsidiary Guarantee shall be impaired by any act or failure to act by such Guarantor or any Holder or by failure of such Guarantor or any Holder to comply with this Indenture.

Section 13.23     Distribution or Notice to Representative with Respect to Any Guarantor.

With respect to any Guarantor, whenever a distribution is to be made or a notice given to holders of Senior Debt of such Guarantor, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of any Guarantor referred to in this Article 13, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt of such Guarantor and other Indebtedness of such Guarantor, the amount or amounts thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 13.

Section 13.24     Rights of Trustee and Paying Agent with Respect to Any Guarantor.

Notwithstanding the provisions of this Article 13 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least one Business Day prior to the date of such payment a Payment Blockage Notice. Only the Representative of holders of Designated Senior Debt may give a Payment Blockage Notice. Nothing in this Article 13 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof.

With respect to any Guarantor, the Trustee in its individual or any other capacity may hold Senior Debt of such Guarantor with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 13.25      Authorization to Effect Subordination with Respect to Any Guarantor.

Each Holder authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 13, and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding relative to any Guarantor referred to in Section 6.4 hereof at least 30 days before the expiration of the time to file such claim, the Representatives of Senior Debt of such Guarantor are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 13.26     Amendments with Respect to Any Guarantor.

With respect to any Guarantor, the provisions of Section 13.14 through 13.26 hereof shall not be amended or modified without the written consent of the holders of all Senior Debt of such Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date and year first written above.

Iron Mountain Incorporated

By: /s/ C. Richard Reese

Name: C. Richard Reese

Title: Chairman & CEO

COMAC, Inc., DSI Technology Escrow Services, Inc., Iron Mountain Global, Inc., Iron Mountain Information Management, Inc., Mountain Real Estate Assets, Inc. Mountain Reserve II, Inc. and Treeline Services Corporation

By: /s/ C. Richard Reese

Name: C. Richard Reese

Title: Chairman & CEO

Iron Mountain Global, LLC

By: Iron Mountain Global, Inc., its sole member

By: /s/ C. Richard Reese

Name: C. Richard Reese

Title: Chairman & CEO

Iron Mountain Business Trust #1

By: /s/ C. Richard Reese

Name: C. Richard Reese

Title: Trustee

By: /s/ Garry B. Watzke

Name: Garry B. Watzke

Title: Trustee

THE BANK OF NEW YORK, as Trustee

By: /s/ Miriam Y. Molina

Name: Miriam Y. Molina

Title: Assistant Vice President

Accepted and acknowledged:

THE BANK OF NEW YORK, as Principal Paying Agent

By:/s/ Miriam Y. Molina

Name: Miriam Y. Molina

Title: Assistant Vice President

THE BANK OF NEW YORK, as New York Paying Agent

By:/s/ Miriam Y. Molina

Name: Miriam Y. Molina

Title: Assistant Vice President

THE BANK OF NEW YORK (Luxembourg) S.A., as Luxembourg Paying Agent

By:/s/ David Micallef

Name: David Micallef

Title: Managing Director

By:/s/ Jose Luis Perez

Name: Jose Luis Perez

Title: Vice President